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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2002

Seattle Genetics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-32405 (Commission File Number)	91-1874389 (I.R.S. Employer Identification No.)

21823 30th Drive SE, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 527-4000
(Registrant's telephone number, including area code)

Item 7.    Financial Statements and Exhibits

        (c)    Exhibits.

          99.1    Registrant's Press Release dated April 22, 2002.

Item 9.    Regulation FD Disclosure.

On April 22, 2002, Seattle Genetics, Inc., a Delaware corporation ("Seattle Genetics"), announced that Genentech, Inc., a Delaware corporation ("Genentech"), had licensed Seattle Genetics' proprietary antibody-drug conjugate ("ADC") technology for use with Genentech's antibodies targeted to certain diseases. The collaboration agreement provides Genentech with broad access to Seattle Genetics' ADC technology for use with therapeutic antibodies recognizing multiple target antigens. Genentech intends to utilize this technology in its efforts to develop therapeutic antibodies linked to toxic payloads that could increase their potency.

Under the terms of the multi-year agreement, Genentech will pay a $2.5 million upfront fee and may pay technology access fees and research fees, as well as progress-dependent milestone payments that could potentially total in excess of $50 million. Genentech will also pay royalties on net sales of any resulting products. Genentech is responsible for research, product development, manufacturing and commercialization of any products resulting from the collaboration.

As part of the collaboration, Genentech has purchased 697,544 shares of Seattle Genetics' common stock in a private placement for an aggregate purchase price of approximately $3.5 million. This stock purchase increases Genentech's total equity ownership in Seattle Genetics to 1,663,530 shares, or approximately 5.4% of Seattle Genetics' outstanding common stock. If an additional benchmark is achieved under the collaboration agreement, Seattle Genetics has an option to sell additional equity to Genentech. The shares sold to Genentech are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Seattle Genetics has agreed to grant Genentech registration rights for such shares alongside existing registration rights holders. Seattle Genetics intends to use the proceeds from this investment for working capital and general corporate purposes.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the definitive transaction documents to be filed as exhibits to Seattle Genetics' quarterly reports on Form 10-Q.

A copy of the press release containing the announcement is filed herewith as Exhibit 99.1 and is incorporated herein by this reference. This information is furnished, and not filed, pursuant to Item 9.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEATTLE GENETICS, INC. (Registrant)

Date: April 26, 2002	By:	/s/ H. PERRY FELL H. Perry Fell Chief Executive Officer and Chairman of the Board

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated April 22, 2002.

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  Item 7. Financial Statements and Exhibits
  Item 9. Regulation FD Disclosure.
SIGNATURES
INDEX TO EXHIBITS